UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 26, 2015

Soupman, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100

Staten Island, NY 10314

(Address of principal executive offices and zip code)

(212) 768-7687

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 26, 2015, Daniel Rubano and Dan Noor Sr. resigned from the Board of Directors of Soupman, Inc. (the “Company”).  Mr. Rubano remains as Senior Vice President of Franchise Development of the Company.  The resignations did not involve any disagreement with the Company.

On June 26, 2015, Jamison Karson, James Steven Shipp and Randy Beller were appointed to the Company’s Board of Directors.  Mr Karson was appointed as Chairman of the Board.

Mr. Karson is the former Chairman of the Board and Chief Executive Officer of Steven Madden, LTD. (NASDAQ SYMBOL: “SHOO”) the global footwear, accessories and apparel company.  After Steve Madden, Mr. Karson was a partner at Lightship Partners, which is a retail consulting firm. He also holds a law degree and is Senior Counsel at Dentons, the largest law firm in the world, where he specializes in corporate securities, corporate governance and crisis management.

Mr. Shipp is experienced in securities operations clearing, compliance and in IT platforms for securities processing. He has over 10 years of executive experience at SunGard Data Systems, ADP and Citibank and 25 years plus experience within broker dealer operations and financial services securities clearing and settlement technology.  He is currently head of Business Development at Able Venture Group LLC.  He earned an associates degree at S.U.N.Y. Delhi.

Randy Beller was a 30 year member of the New York Stock Exchange who was founder and CEO of Beller Securities Corporation and is a widely recognized expert in floor brokerage and broker dealer securities operations clearing and settlement.  He earned a bachelor’s degree at S.U.N.Y. Fredonia.

There are no family relationships between Messrs. Karson, Shipp and Beller and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Messrs. Karson, Shipp and Beller that would require disclosure under Item 404(a) of Regulation S-K.

Effective June 26, 2015, the Company also entered into an agreement with Mr. Karson to serve as the Company’s Chairman of the Board (the “Agreement”).  The terms of the agreement are as follows:

Mr. Karson will receive 416,667 shares of the Company’s restricted common stock monthly each month for the first 1 year as long as he is employed by the Company. The total shares granted Year 1, if employed for the entire year, are 5,000,000 shares.

Beginning on the 13th month anniversary of the Agreement, and for each month thereafter that Mr. Karson is employed by the Company, Through July 15, 2017, Mr. Karson will receive restricted common stock of the Company on the 15th day of each month, equal to the number of shares that equals $16,666.67, based on the closing stock price on the 15th day of each month.

Mr. Karson will also receive:

A one- time bonus of 400,000 shares of the Company’s restricted common stock if the Company’s stock trades at 25 cents or higher for 10 trading days in a 30 day period during the term of this agreement.

A one- time bonus of 100,000 shares of the Company’s restricted common stock if the Company’s stock trades at $1.00 or higher for 10 trading days in 30 day period during the term of this agreement.

A one-time bonus of 50,000 shares of the Company’s restricted common stock if the Company stock trades at $2.00 or higher for 10 trading days in a 30 day period during the term of this agreement.

A one- time bonus of 25,000 shares of the Company’s restricted common stock if the Company’s stock trades at $4.00 or higher for 10 trading days in a 30 day period during the term of this agreement.

In addition, for every new incremental $1 million in sales annually Mr. Karson will receive 5,000 restricted common shares of the Company’s stock, with a maximum amount of 500,000 shares (based on a cap of $100 million in sales).

The Company also agreed to reimburse Mr. Karson for his reasonable and/pre-approved business expenses and to donate $10,000 worth of its common restricted stock to a charity of Mr. Karson’s choice.

Mr. Karson agreed that if his employment is terminated for cause or if he voluntarily leaves the employ of the Company for any reason, for a period of one (1) year from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is involved in the marketing or selling of primarily soup products as its core business in competition with the Company ("Competitive Business"), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being  conducted in any manner whatsoever, or hire or attempt to hire for any Competitive Business any employee of the Company or any subsidiary thereof, or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers  of the Company for the purpose of inducing them to purchase or lease a soup product or service which may compete with any soup product or service of the Company; provided, however, that Mr. Karson may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time two percent (2%) of any class of stock or securities of such company.

If the Company elects to terminate Mr. Karson’s employment as Chairman of the Board for any reason whatsoever, the Company agreed to issue to Mr. Karson within thirty (30) days 1,250,000 shares of common stock (the “Severance Payment”) to vest immediately. If Mr. Karson voluntarily leaves the Company on his own accord, the Company will not be obligated to pay Mr. Karson the Severance Payment.

The information contained in this Item 5.02 regarding the Agreement is qualified in its entirety by the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

10.1   Agreement, effective June 26, 2015, by and between Soupman, Inc and Jamison Karson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2015	SOUPMAN, INC.

	By:	/s/ Robert N. Bertrand
Name: Robert N. Bertrand
Title: President and Chief Financial Officer